FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	October 20, 2021

Valmont Reports Third Quarter 2021 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the third quarter ended September 25, 2021.
Third Quarter 2021 Highlights (all metrics compared to Third Quarter 2020 unless otherwise noted)
•Record Third-Quarter Net Sales of $868.8 million, an increase of 18.4%, with growth in all segments led by significantly higher Irrigation sales

•Operating Income improved to $76.2 million, or 8.8% of sales ($80.4 million or 9.3% adjusted1) compared to $61.5 million or 8.4% of sales last year ($67.1 million or 9.1% adjusted1), despite ongoing inflationary pressures and supply chain disruptions

•Diluted Earnings per Share (EPS) improved to $2.40 ($2.57 adjusted1) compared to $1.84 ($1.99 adjusted1)

•Record global backlog of more than $1.5 billion, an increase of 35.0% since the end of fiscal 2020, reflecting improved pricing and continued strong market demand
•Raising the bottom end of full-year GAAP diluted EPS guidance to a new range of $10.10 to $10.60 (Adjusted diluted EPS to $10.60 to $11.10)1.

1 Please see Reg G reconciliation to GAAP measures at end of document

Key Financial Metrics

Third Quarter	GAAP			Adjusted[1]
(000's except per share amounts)	09/25/2021 3Q 2021	09/26/2020 3Q 2020	vs. 3Q 2020	09/25/2021 3Q 2021	09/26/2020 3Q 2020	vs. 3Q 2020
Net Sales	$868,782	$733,970	18.4%	$868,782	$733,970	18.4%
Operating Income	76,195	61,479	23.9%	80,433	67,111	19.9%
Operating Income as a % of Net Sales	8.8%	8.4%		9.3%	9.1%
Net Earnings	51,650	39,342	31.3%	55,284	42,670	29.6%
Diluted Earnings Per Share	$2.40	$1.84	30.4%	$2.57	$1.99	29.1%
Average Shares Outstanding	21,552	21,416		21,552	21,416

Year-To-Date	GAAP			Adjusted[1]
	09/25/2021 YTD 2021	09/26/2020 YTD 2020	vs. YTD 2020	09/25/2021 YTD 2021	09/26/2020 YTD 2020	vs. YTD 2020
Net Sales	$2,538,297	$2,096,978	21.0%	$2,538,297	$2,096,978	21.0%
Operating Income	236,031	171,814	37.4%	248,494	199,663	24.5%
Operating Income as a % of Net Sales	9.3%	8.2%		9.8%	9.5%
Net Earnings	168,774	104,878	60.9%	176,060	128,446	37.1%
Diluted Earnings Per Share	$7.86	$4.89	60.7%	$8.20	$5.99	36.9%
Average Shares Outstanding	21,483	21,453		21,483	21,453

"We have continued building positive momentum in 2021 with another quarter of strong sales and operating performance," said Stephen G. Kaniewski, President and Chief Executive Officer. "Our results reflect the benefits of focused pricing actions and our growth strategies, combined with the strength of our businesses and execution by our global teams. Through these actions, we achieved record third-quarter sales, grew adjusted operating income 20 percent year-over-year and delivered adjusted diluted earnings per share growth of 30 percent, despite ongoing inflationary pressures of higher raw materials, freight and labor. Sales growth this quarter was once again led by significantly higher sales in Irrigation, as strong global agricultural market fundamentals are driving positive farmer sentiment, and deliveries of the large Egypt project continued. Robust market demand for improving grid resiliency and renewable energy usage, and increased pricing are driving continued sales growth in Utility Support Structures. Higher sales in Engineered Support Structures were led by a focus on pricing and growth of wireless communication products and components, and solid execution globally helped drive this segment's third-quarter operating profit margins above 12 percent for the first time. Sales growth in Coatings was led by pricing and improved industrial production levels compared to last year."

Kaniewski continued, "Year-to-date, we have delivered strong results driven by the engagement and focus of our employees and successful execution of our strategies, in spite of a challenging macro environment. I am incredibly proud of the way our team continues to perform and would like to thank our employees for their hard work in delivering these results and continuing to provide exceptional service to our customers."

Third Quarter 2021 Segment Review
Infrastructure
Utility Support Structures Segment (31.8% of Sales)
Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment and drone inspection services
1 Please see Reg G reconciliation to GAAP measures at end of document

Sales of $276.5 million grew slightly year-over-year. Significantly higher pricing and higher volumes in North American markets due to utilities' ongoing investments in grid resiliency were mostly offset by lower global generation sales primarily related to large projects in 2020 that did not repeat this year.

Operating Income was $24.6 million or 8.9% of sales compared to $25.9 million or 9.4% of sales ($29.2 million or 10.6% adjusted1) in 2020. Higher average selling prices were more than offset by the impact of continued raw material cost inflation that was not fully recovered through pricing mechanisms during the quarter, and lower global generation product sales.

Engineered Support Structures Segment (32.4% of Sales)
Poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $281.1 million increased 10.0% year-over-year, due to favorable pricing in all regions and higher sales of wireless communication products and components.

Lighting and transportation sales of $188.6 million increased 3.9% year-over-year, as favorable pricing and higher commercial lighting sales more than offset lower transportation volumes in most regions.

Wireless communication products and components sales of $63.4 million increased 25.2% year-over-year. Capital investments from wireless carriers supporting 5G buildouts, and favorable pricing led to sales growth.

Access systems sales of $29.1 million increased 24.3% year-over-year, primarily due to improved end markets in Australia.

Operating Income improved to $34.4 million or 12.2% of sales compared to $25.4 million or 9.9% of sales ($26.4 million or 10.3% adjusted1) in 2020. Profitability improvement was driven by favorable pricing and improved fixed cost leverage.

Coatings Segment (11.1% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $96.7 million increased 10.0% year-over-year, due to higher average selling prices and sales from the new greenfield facility in Pittsburgh, PA that commenced operations earlier this year.

Operating Income was $12.5 million or 12.9% of sales compared to $12.4 million or 14.1% of sales ($13.7 million or 15.6% adjusted1) in 2020. Lower profitability was driven by higher cost inflation that was not yet fully recovered by price, and startup costs related to the new Pittsburgh facility.

Agriculture
Irrigation Segment (27.7% of Sales)
Center pivots and linear irrigation equipment for agricultural markets, including parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

Global sales of $240.3 million increased 72.6% year-over-year, due to higher volumes in all markets, particularly Egypt, North America and Brazil, favorable pricing, and higher technology sales.

North American sales of $116.3 million grew 53.4% compared to 2020. Sales growth was led by favorable pricing, higher volumes due to continued strength in agricultural markets and higher industrial tubing sales.

International sales of $124.0 million nearly doubled year-over-year. Sales growth was led by continued strong demand, including deliveries of the large Egypt project and higher sales in Brazil, Africa and Europe.

1 Please see Reg G reconciliation to GAAP measures at end of document

Global backlog increased 26.0% year-over-year to $388.0 million, demonstrating the underlying strength in agricultural markets globally.

Operating Income improved to $27.7 million, or 11.5% of sales ($32.0 million or 13.3% adjusted1) compared to $14.7 million, or 10.6% of sales in 2020. Profitability growth was driven by higher volumes, favorable pricing and improved operational efficiencies, partially offset by SG&A expense from the recent Prospera acquisition.
Global Supply Chain and Continuation of COVID-19 Safety Protocols
Since the start of the pandemic, the Company has been taking measured and deliberate steps to strengthen its global supply chain. Through its strong relationships with many strategic suppliers, Valmont has experienced no significant supply disruptions, and has been able to continue procuring raw materials and components critical to its operations, including steel, aluminum and zinc. Other supply constraints have been largely mitigated by effectively utilizing the Company's global footprint.

Valmont monitors health advisories on a continuous basis and will continue to follow CDC, WHO and local guidelines to protect the safety, health and well-being of employees, customers, suppliers and communities.

Balance Sheet, Liquidity and Capital Allocation
Year-to-date cash flows from operations are $61.8 million, primarily reflecting higher levels of net working capital to proactively manage supply chain disruptions and support strong sales growth. At the end of third quarter, cash and cash equivalents were $170.0 million. Valmont purchased $2.5 million of company stock in the third quarter, and $123.9 million remains on the current authorization with no expiration. The Company remains committed to maintaining its Investment Grade credit rating.

2021 Financial Outlook and Key Assumptions
The Company is raising the bottom end of its full-year diluted EPS guidance range and reaffirming key assumptions for the remainder of 2021. GAAP diluted EPS is now expected to be $10.10 to $10.60 and adjusted diluted EPS is now expected to be $10.60 to $11.101. Full-year Net Sales growth is expected to be 17% to 18%, and Irrigation segment sales growth is expected to be 50% to 53%. The revised guidance reflects the Company's year-to-date results, strength in global agricultural markets, continued favorable end-market demand across all businesses and expected recovery of cost inflation.

2021 Full Year Financial Outlook	Previous Outlook	Revised Outlook
Net Sales Growth (vs. PY)	16% to 19%	17% to 18%
Irrigation Segment Sales Growth (vs. PY)	45% to 50%	50% to 53%
GAAP Diluted EPS[1]	$9.90 to $10.60	$10.10 to $10.60
Adjusted Diluted EPS[1]	$10.40 to $11.10	$10.60 to $11.10

2021 Key Assumptions
•Favorable foreign currency translation impact of approximately 1.0% of Net Sales
•Fourth quarter tax rate of approximately 24.0%;
•Capital expenditures to be in the range of $110 - $120 million to support strategic growth and Industry 4.0 advanced manufacturing initiatives
•No pandemic-driven closures of large manufacturing facilities, workforce disruptions, or significant supply chain interruptions

"The strong market drivers we are seeing across our businesses, and our team’s proven ability to manage through this unprecedented macro environment give us confidence about the remainder of this year", Kaniewski added. "We entered the fourth quarter with a record backlog of more than $1.5 billion reflecting
1 Please see Reg G reconciliation to GAAP measures at end of document strong market demand. In the Utility Support Structures segment, despite continued steel cost increases, we expect sequential margin improvement as pricing becomes more aligned with inflation. Our backlog of more than $760.0 million in this segment is indicative of the long-term market drivers of grid resiliency and the increasing use of renewable energy. In Engineered Support Structures, the long-term need for critical infrastructure investment globally, including current and future stimulus programs, gives us confidence in future growth. We are benefiting from increasing demand in wireless communications markets as 5G build-outs are accelerating. Our Coatings business has been trending in-line with industrial production levels. In Irrigation, a solid international project pipeline and favorable market trends globally are providing strong momentum well into next year. Across the portfolio, we continue to quickly execute pricing strategies to recover the impact of inflation and leverage the strength of our global supply chain. Additionally, our balance sheet remains strong, giving us flexibility to execute our long-term strategic plan."

Kaniewski continued, "Strong market demand, the strength of our operations, and our continued pricing actions across the portfolio give us confidence as we look ahead to next year. In 2022 we expect sales growth of 7% to 12% and earnings per share growth of 13% to 15%, in line with the 3- to-5 year growth targets we communicated at our May 2021 Investor Day. We are in a position of strength with a diverse and talented team who are driven by our core values to deliver results for our customers and our stakeholders.”

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, October 21, 2021 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 3Q 2021 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13713723. The replay will be available through 10:59 p.m. CDT on October 28, 2021.

About Valmont Industries, Inc.
For over 75 years, Valmont® has been a global leader in creating vital infrastructure and advancing agricultural productivity. Today, we remain committed to doing more with less by innovating through technology. Learn more about how we’re Conserving Resources. Improving Life.® at valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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1 Please see Reg G reconciliation to GAAP measures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended

	25-Sep-21	26-Sep-20	25-Sep-21	26-Sep-20
Net sales	$868,782	$733,970	$2,538,297	$2,096,978
Cost of sales	641,378	543,223	1,876,692	1,536,045
Gross profit	227,404	190,747	661,605	560,933
Selling, general and administrative expenses	151,209	129,268	425,574	372,481
Impairment of goodwill and intangible assets	—	—	—	16,638
Operating income	76,195	61,479	236,031	171,814
Other income (expense)
Interest expense	(11,031)	(10,454)	(31,466)	(30,566)
Interest income	397	430	894	1,931
Gain on investments (unrealized)	488	900	1,556	1,102
Other	2,644	233	10,297	1,349
Other income (expense), net	(7,502)	(8,891)	(18,719)	(26,184)
Earnings before income taxes	68,693	52,588	217,312	145,630
Income tax expense	16,080	12,084	46,322	39,172
Equity in (loss) of nonconsolidated subsidiaries	(360)	(276)	(1,079)	(755)
Net earnings	52,253	40,228	169,911	105,703
Less: Loss (earnings) attributable to non-controlling interests	(603)	(886)	(1,137)	(825)
Net earnings attributable to Valmont Industries, Inc.	$51,650	$39,342	$168,774	$104,878

Average shares outstanding (000's) - Basic	21,175	21,309	21,182	21,358
Earnings per share - Basic	$2.44	$1.85	$7.97	$4.91

Average shares outstanding (000's) - Diluted	21,552	21,416	21,483	21,453
Earnings per share - Diluted	$2.40	$1.84	$7.86	$4.89

Cash dividends per share	$0.500	$0.450	$1.500	$1.350

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	25-Sep-21	26-Sep-20	25-Sep-21	26-Sep-20
Net sales
Utility Support Structures	$276,502	$274,393	$797,498	$731,178
Engineered Support Structures	281,097	255,656	772,813	739,783
Coatings	96,685	87,886	288,131	255,976
Infrastructure products	654,284	617,935	1,858,442	1,726,937
Irrigation	240,331	139,209	751,960	446,568
Less: Intersegment sales	(25,833)	(23,174)	(72,105)	(76,527)
Total	$868,782	$733,970	$2,538,297	$2,096,978

Operating Income
Utility Support Structures	$24,561	$25,881	$61,168	$75,255
Engineered Support Structures	34,383	25,434	86,235	46,183
Coatings	12,478	12,416	40,018	33,618
Infrastructure products	71,422	63,731	187,421	155,056
Irrigation	27,735	14,687	108,467	60,701
Corporate	(22,962)	(16,939)	(59,857)	(43,943)
Total	$76,195	$61,479	$236,031	$171,814

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment and drone inspection services.

Engineered Support Structures: This segment consists of the manufacture and distribution of poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of center pivots and linear irrigation equipment for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	25-Sep-21	26-Dec-20
ASSETS
Current assets:
Cash and cash equivalents	$169,795	$400,726
Accounts receivable, net	537,693	511,714
Inventories	655,903	448,941
Contract asset - costs and profits in excess of billings	155,417	123,495
Prepaid expenses and other assets	95,965	59,804
Refundable income taxes	—	9,945
Total current assets	1,614,773	1,554,625
Property, plant and equipment, net	617,313	597,727
Goodwill and other assets	1,179,178	800,808
	$3,411,264	$2,953,160

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$4,803	$2,748
Notes payable to banks	13,765	35,147
Accounts payable	338,723	268,099
Accrued expenses	241,058	227,735
Contract liability - billings in excess of costs and earnings	138,286	130,018
Income taxes payable	3,734	—
Dividend payable	10,610	9,556
Total current liabilities	750,979	673,303
Long-term debt, excluding current installments	897,488	728,431
Operating lease liabilities	148,031	80,202
Other long-term liabilities	270,034	263,388
Shareholders' equity	1,344,732	1,207,836
	$3,411,264	$2,953,160

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Third Quarter
	39 Weeks Ended
	25-Sep-21	26-Sep-20
Cash flows from operating activities
Net Earnings	$169,911	$105,703
Depreciation and amortization	67,764	61,523
Impairment of long-lived assets	—	19,449
Contribution to defined benefit pension plan	(970)	(17,398)
Change in working capital	(157,473)	119,617
Other	(17,403)	(15,848)
Net cash flows from operating activities	61,829	273,046

Cash flows from investing activities
Purchase of property, plant, and equipment	(80,509)	(70,960)
Acquisitions	(312,500)	(15,862)
Other	3,546	15,437
Net cash flows from investing activities	(389,463)	(71,385)

Cash flows from financing activities
Proceeds from long-term borrowings	236,710	88,872
Principal payments on long-term borrowings	(66,128)	(76,417)
Payments on short-term borrowings	(20,463)	(6,462)
Purchase of treasury shares	(24,101)	(28,006)
Purchase of noncontrolling interest	—	(55,916)
Dividends paid	(30,794)	(27,316)
Other	5,792	(4,739)
Net cash flows from financing activities	101,016	(109,984)
Effect of exchange rates on cash and cash equivalents	(4,313)	(2,164)
Net change in cash and cash equivalents	(230,931)	89,513
Cash and cash equivalents - beginning of year	400,726	353,542
Cash and cash equivalents - end of period	$169,795	$443,055

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact of 1) the intangible asset amortization and stock-based compensation recognized on the Prospera subsidiary, 2) a write off a receivable following arbitration of a commercial transaction from 2014, 3) acquisition diligence, 4) restructuring expenses on segment operating income and net earnings and 6) the impact of the U.K. tax rate change on net earnings (adjusts statutory tax rate from 19% to 25%). Amounts may be impacted by rounding. We believe the adjustments for Prospera allow for a better comparison of future Irrigation segment performance as compared to historical results. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended September 25, 2021	Diluted	Thirty-nine weeks ended September 25, 2021	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$51,650	$2.40	$168,774	$7.86
Prospera intangible asset amortization	1,926	0.09	1,926	0.09
Stock-based compensation - Prospera subsidiary	2,312	0.11	2,312	0.11
Write-off of a receivable, pre-tax	—	—	5,545	0.26
Acquisition diligence expense, pre-tax	—	—	1,120	0.05
Restructuring expense, pre-tax	—	—	1,560	0.07
Total Adjustments	4,238	0.20	12,463	0.58
Change in U.K. statutory tax rate	—	—	(2,819)	(0.13)
Tax effect of adjustments *	(604)	(0.03)	(2,358)	(0.11)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$55,284	$2.57	$176,060	$8.20
Average shares outstanding (000’s) - Diluted		21,552		21,483
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended September 25, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$34,383	$24,561	$12,478	$27,735	$(22,962)	$76,195
Prospera intangible asset amortization	—	—	—	1,926	—	1,926
Stock-based compensation - Prospera subsidiary	—	—	—	2,312	—	2,312
Adjusted Operating Income	$34,383	$24,561	$12,478	$31,973	$(22,962)	$80,433
Net Sales - as reported	281,097	276,502	96,685	240,331	NM	868,782

Operating Income as a % of Sales	12.2%	8.9%	12.9%	11.5%	NM	8.8%
Adjusted Operating Income as a % of Sales	12.2%	8.9%	12.9%	13.3%	NM	9.3%

	Thirty-nine weeks ended September 25, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$86,235	$61,168	$40,018	$108,467	$(59,857)	$236,031
Prospera intangible asset amortization	—	—	—	1,926	—	1,926
Stock-based compensation - Prospera subsidiary	—	—	—	2,312	—	2,312
Write off a receivable, pre-tax	—	5,545	—	—	—	5,545
Acquisition diligence expense, pre-tax	—	—	—	—	1,120	1,120
Restructuring expense, pre-tax	—	650	—	910	—	1,560
Adjusted Operating Income	$86,235	$67,363	$40,018	$113,615	$(58,737)	$248,494
Net Sales - as reported	772,813	797,498	288,131	751,960	NM	2,538,297

Operating Income as a % of Sales	11.2%	7.7%	13.9%	14.4%	NM	9.3%
Adjusted Operating Income as a % of Sales	11.2%	8.4%	13.9%	15.1%	NM	9.8%

The non-GAAP tables below disclose the impact of impairment of goodwill, tradenames, and a facility, restructuring costs on segment operating income and net earnings as well as the impact of the U.K. tax rate change on net earnings (adjusts statutory tax rate from 17% to 19%). Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures for the second quarter and first half of fiscal 2020.

	Thirteen weeks ended September 26, 2020	Diluted	Thirty-nine weeks ended September 26, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$39,342	$1.84	$104,878	$4.89
Impairment of goodwill and tradename, pre-tax	—	—	16,638	0.78
Restructuring and related asset impairment costs - pre-tax	5,632	0.26	11,211	0.52
Total Adjustments	5,632	0.26	27,849	1.30
Tax effect of adjustments *	(776)	(0.04)	(2,753)	(0.13)
UK tax rate change	(1,528)	(0.07)	(1,528)	(0.07)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,670	$1.99	$128,446	$5.99
Average shares outstanding (000’s) - Diluted		21,416		21,453
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended September 26, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$25,434	$25,881	$12,416	$14,687	$(16,939)	$61,479
Impairment of goodwill and tradename		—	—	—	—	—
Restructuring and related asset impairment costs	902	3,301	1,284	—	145	5,632
Adjusted Operating Income	$26,336	$29,182	$13,700	$14,687	$(16,794)	$67,111
Net Sales - as reported	255,656	274,393	87,886	139,209	NM	733,970

Operating Income as a % of Sales	9.9%	9.4%	14.1%	10.6%	NM	8.4%
Adjusted Operating Income as a % of Sales	10.3%	10.6%	15.6%	10.6%	NM	9.1%

	Thirty-nine weeks ended September 26, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$46,183	$75,255	$33,618	$60,701	$(43,943)	$171,814
Impairment of goodwill and tradename	16,638	—	—	—	—	16,638
Restructuring and related asset impairment costs	2,364	6,975	1,506	—	366	11,211
Adjusted Operating Income	$65,185	$82,230	$35,124	$60,701	$(43,577)	$199,663
Net Sales - as reported	739,783	731,178	255,976	446,568	NM	2,096,978

Operating Income as a % of Sales	6.2%	10.3%	13.1%	13.6%	NM	8.2%
Adjusted Operating Income as a % of Sales	8.8%	11.2%	13.7%	13.6%	NM	9.5%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

REGULATION G RECONCILIATION OF FORECASTED GAAP AND ADJUSTED EARNINGS
(Dollars in thousands, except per share amounts)

The non-GAAP tables below disclose the impact on the range of estimated diluted earnings per share of the 1) write off a receivable following arbitration 2) restructuring costs, 3) acquisition diligence costs and 4) six months of (a) amortization of the technology intangible asset (Prospera Technologies) and (b) share-based compensation for Prospera employees and 5) the increase in the U.K. statutory tax rate. We believe the adjustments for Prospera allow for a better comparison of future Irrigation segment performance as compared to historical results. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings to be taken into consideration by management and investors with the related reported GAAP measures for fiscal 2021.

Reconciliation of Range of Net Earnings - Full Year 2021	Low End	High End	Adjustments
Estimated net earnings - GAAP	$217,000	$228,000
Write-off of a receivable, pre-tax			5,545
Acquisition diligence expense, pre-tax			1,120
Estimated restructuring expense, pre-tax			1,560
Prospera intangible asset (proprietary technology) amortization, pre-tax			3,750
Share-based compensation - Prospera (ML & AI subsidiary), pre-tax			4,950
Total pre-tax adjustments			16,925
Estimated tax benefit from above expenses*			(3,106)
Change in U.K. statutory tax rate			(2,819)
Total Adjustments, after-tax			$11,000
Estimated net earnings - Adjusted	$228,000	$239,000
Diluted Earnings Per Share Range - GAAP	$10.10	$10.60
Diluted Earnings Per Share Range - Adjusted	$10.60	$11.10

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

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